Exhibit 99.1

CF Finance Acquisition Corp. Announces Record Date for Special Meeting to Approve Proposed Business Combination with GCM Grosvenor Inc.

NEW YORK, October 1, 2020 – CF Finance Acquisition Corp. (“CFAC” or the “Company”) (NASDAQ: CFFA) announced today that it has established Thursday, October 8, 2020 as the record date (the “Record Date”) for its special meeting of stockholders (the “Special Meeting”) to be held to, among other things, approve the proposed business combination (the “Business Combination”) between CFAC and GCM Grosvenor Inc. (“GCM Grosvenor”). Stockholders of record as of the close of business on the Record Date will be entitled to vote their shares at the Special Meeting. The Company also announced that it will establish the date of the special meeting at a later time closer to the completion by the U.S. Securities and Exchange Commission (the “SEC”) of its review of the registration statement on Form S-4 filed in connection with the Business Combination. The closing of the Business Combination is subject to approval by CFAC’s stockholders and the satisfaction of other customary closing conditions, which is expected to occur in the fourth quarter of 2020.

About CF Finance Acquisition Corp.

CF Finance Acquisition Corp. is a public investment vehicle formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CFAC is led by its Chairman and Chief Executive Officer, Howard W. Lutnick, who is also the Chairman and Chief Executive Officer of Cantor Fitzgerald. CFAC’s securities are traded on the Nasdaq Capital Market under the ticker symbols CFFA, CFFAW and CFFAU.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between GCM Grosvenor and CFAC, including statements regarding the anticipated timing of the transaction. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CFAC’s securities, (ii) the risk that the transaction may not be completed by CFAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CFAC, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of CFAC, the satisfaction of the minimum trust account amount following redemptions by CFAC’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, (v) the effect of the announcement or pendency of the transaction on GCM Grosvenor’s business relationships, performance, and business generally, (vi) risks that the transaction disrupts current plans of GCM Grosvenor and potential difficulties in GCM Grosvenor employee retention as a result of the transaction, (vii) the outcome of any legal proceedings that may be instituted against GCM Grosvenor or against CFAC related to the transaction, (viii) the ability to satisfy the listing requirements on the Nasdaq Stock Market, (ix) volatility in the price of CFAC’s securities, (x) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (xi) the risk of downturns in the highly competitive asset management industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CFAC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the joint registration statement/proxy statement on Form S-4 discussed below and other documents filed by CFAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GCM Grosvenor and CFAC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither GCM Grosvenor nor CFAC gives any assurance that either GCM Grosvenor or CFAC will achieve its expectations.

Additional Information and Where to Find It

This press release relates to the proposed transaction between GCM Grosvenor and CFAC. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. CFAC and GCM Grosvenor have filed a registration statement on Form S-4 that includes a joint proxy statement/prospectus. The proxy statement/prospectus will be sent to all CFAC stockholders. CFAC and GCM Grosvenor also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CFAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CFAC through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

CFAC and GCM Grosvenor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CFAC’s stockholders in connection with the proposed transaction between CFAC and GCM Grosvenor. Information about CFAC’s directors and executive officers and their ownership of CFAC’s securities is set forth in the Form S-4 registration statement filed by GCM Grosvenor Inc. that includes a joint proxy statement/prospectus. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph.

MEDIA CONTACT:

Karen Laureano-Rikardsen
klrikardsen@cantor.com
212-829-4975